UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2009 (November 20, 2009)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

RED Underwriting Management Agreement

This Current Report on Form 8-K relates to an agreement among certain subsidiaries of State Auto Financial Corporation (“State Auto Financial”), State Automobile Mutual Insurance Company (“State Auto Mutual”), which owns approximately 64% of the outstanding common shares of State Auto Financial, and certain subsidiaries of State Auto Mutual.

On November 20, 2009, three insurance subsidiaries of State Auto Financial, namely State Auto Property & Casualty Insurance Company, Milbank Insurance Company and Farmers Casualty Insurance Company, State Auto Mutual, and five of State Auto Mutual’s insurance subsidiaries, namely Rockhill Insurance Company, Plaza Insurance Company, American Compensation Insurance Company, Bloomington Compensation Insurance Company and Meridian Security Insurance Company (collectively, the “State Auto Insurers”), entered into an Underwriting Management Agreement (the “RED Underwriting Management Agreement”) with Risk Evaluation and Design, LLC (“RED”), a subsidiary of State Auto Mutual. The RED Underwriting Management Agreement was subject to approval by the state insurance regulators for the States of Arizona, Indiana, Iowa, Minnesota, Missouri, Ohio and South Dakota, and the last of these regulatory approvals was received on November 19, 2009. The RED Underwriting Management Agreement was effective as of November 20, 2009.

Under the RED Underwriting Management Agreement, the State Auto Insurers have delegated to RED the authority to act as their underwriting manager in the performance of certain underwriting and marketing functions associated with insurance coverages for the alternative risk and program market for the business lines of general liability, auto liability, workers’ compensation, property, inland marine, auto physical damage and miscellaneous professional. The State Auto Insurers will pay RED an underwriting management fee equal to 7% of the collected gross written premium on each contract or policy paid for under the Underwriting Management Agreement. State Auto Financial believes the underwriting management fee payable to RED is comparable to those fees charged by independent underwriting managers under similar circumstances.

The Underwriting Management Agreement is for an initial term expiring December 31, 2014. Thereafter, the Underwriting Management Agreement will automatically renew for additional one-year periods, unless a party terminates the Underwriting Management Agreement as to itself as of the end of the initial or any subsequent period by giving three months’ prior written notice thereof to the other parties. A party may terminate the Underwriting Management Agreement as to itself upon written notice to the other parties, if any of the following events occur: (i) another party files a voluntary petition in bankruptcy; (ii) another party is adjudged bankrupt; (iii) a court assumes jurisdiction of the assets of another party under a federal reorganization act; (iv) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of another party; (v) another party becomes insolvent or suspends its business; or (vi) another party makes an assignment of its assets for the benefit of its creditors except as required in the ordinary course of business. A party may terminate the Underwriting Management Agreement as to itself for a material breach or default of the Underwriting Management Agreement by another party, provided that such termination may be made only following the expiration of a 30-day cure period. The State Auto Insurers may suspend all underwriting authority of RED during the cure period.

RED has sole ownership and control of all expirations of the insurance business placed by RED under the Underwriting Management Agreement as long as RED is not otherwise in default under the Underwriting Management Agreement.

Each party has agreed to indemnify the other parties and their directors, officers, and employees from all liabilities which the indemnified party is or may be held liable to pay arising out of any act or omission of the indemnifying party, its principals, officers, directors, employees or any other person or entity under its control or resulting from any breach of the indemnifying party’s obligations under the Underwriting Management Agreement.

A copy of the RED Underwriting Management Agreement is attached as an exhibit to this Current Report on Form 8-K.

Section 9. Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Underwriting Management Agreement, effective as of November 20, 2009, by and among Rockhill Insurance Company, Plaza Insurance Company, American Compensation Insurance Company, Bloomington Compensation Insurance Company, State Automobile Mutual Insurance Company, State Auto Property & Casualty Insurance Company, Meridian Security Insurance Company, Milbank Insurance Company, Farmers Casualty Insurance Company and Risk Evaluation and Design, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: November 25, 2009	By	/S/ JAMES A. YANO
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.l	Underwriting Management Agreement, effective as of November 20, 2009, by and among Rockhill Insurance Company, Plaza Insurance Company, American Compensation Insurance Company, Bloomington Compensation Insurance Company, State Automobile Mutual Insurance Company, State Auto Property & Casualty Insurance Company, Meridian Security Insurance Company, Milbank Insurance Company, Farmers Casualty Insurance Company and Risk Evaluation and Design, LLC.